MASTER TAX EXEMPT TRUST

FILE # 811-21301

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
8/06/04	Michigan Mun Bond Auth Rev 8/23/05	20,000,000	763,625,000	UBS
9/30/04	California St Rans Ser A 1.735% 6/30/05	150,000,000	6,000,000,000	Bank of America